SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*








                              Westower Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)




                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    96121E101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|       Rule 13d-1(b)

        |X|       Rule 13d-1(c)

        |_|       Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         96121E101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Investment Corporation
             -------------------------------------------------------------------
                  22-2514825
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         96121E101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Paul Tudor Jones, II
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization             USA
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          IN
--------------------------------------------------------------------------------

CUSIP No.         96121E101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor BVI Futures, Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization      British Virgin Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         96121E101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Proprietary Trading, L.L.C.
             -------------------------------------------------------------------
                  13-3720063
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          OO
--------------------------------------------------------------------------------

CUSIP No.           96121E101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
               The Raptor Global Fund L.P.
             -------------------------------------------------------------------
               13-3735415
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization       Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          PN
--------------------------------------------------------------------------------

CUSIP No.           96121E101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
               The Raptor Global Fund Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization       Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         96121E101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Upper Mill Capital Appreciation Fund Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization      Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Westower Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            7001 NE 40th Avenue
            Vancouver, WA 98661

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            Tudor BVI Futures, Ltd. ("Tudor BVI")
            Tudor Proprietary Trading, L.L.C. ("TPT")
            The Raptor Global Fund L.P. ("Raptor L.P.")
            The Raptor Global Fund Ltd. ("Raptor Ltd.")
            The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC, TPT, and Raptor L.P.
            is:

                600 Steamboat Road
                Greenwich, CT 06830

            The principal business office of Mr. Jones is:

                c/o Tudor Investment Corporation
                600 Steamboat Road
                Greenwich, CT 06830

            The principal business office of each of Tudor BVI, Raptor Ltd. and Upper Mill is:

                c/o CITCO
                Kaya Flamboyan 9
                Curacao, Netherlands Antilles

Item 2(c).  Citizenship:

            TIC is a Delaware corporation
            Tudor BVI is a company organized under the laws of the British Virgin Islands
            Mr. Jones is a citizen of the United States
            Raptor L.P. is a Delaware limited partnership
            TPT is a Delaware limited liability company
            Raptor Ltd. and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            96121E101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under section 15 of the Act
            (b) [ ] Bank as defined in section 3(a)(6) of the Act
            (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
            (d) [ ] Investment Company registered under section 8 of the
                    Investment Company Act
            (e) [ ] Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
            (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)
                    (ii)(F)
            (g) [ ] Parent Holding Company, in accordance with section
                    240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
            (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership (As of December 31, 1999).

            (a) Amount Beneficially Owned:  See Item 9 of cover pages

            (b) Percent of Class: See Item 11 of cover pages

            (c) Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote
                     See  Item  5 of cover pages
                     ---------------------------
                (ii) shared power to vote or to direct the vote
                     See  Item  6 of cover pages
                     ---------------------------
               (iii) sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                     -------------------------
                (iv) shared power to dispose or to direct the disposition of
                     See Item 8 of cover pages
                     -------------------------

          Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Tudor BVI, Raptor L.P. and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.     Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable

Item 8.     Identification and Classification of Members of the Group.

                  See cover pages

Item 9.     Notice of Dissolution of Group.

                  Not applicable

Item 10.    Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                Dated:   February 11, 2000

                                TUDOR INVESTMENT CORPORATION

                                By:      /s/ Andrew S. Paul
                                     -------------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel


                                     /s/ Paul Tudor Jones, II
                                ------------------------------------------------
                                     Paul Tudor Jones, II


                                TUDOR BVI FUTURES, LTD.

                                By:  Tudor Investment Corporation,
                                     Trading Advisor

                                     By:    /s/ Andrew S. Paul
                                         ---------------------------------------
                                         Andrew S. Paul
                                         Managing Director and  General  Counsel

                                TUDOR PROPRIETARY TRADING, L.L.C.

                                By:      /s/ Andrew S. Paul
                                     -------------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel


                                THE RAPTOR GLOBAL FUND L.P.

                                By:  Tudor Investment Corporation,
                                     General Partner

                                     By:    /s/ Andrew S. Paul
                                         ---------------------------------------
                                         Andrew S. Paul
                                         Managing  Director and General Counsel


                                THE RAPTOR GLOBAL FUND LTD.

                                By:  Tudor Investment Corporation,
                                     Investment Advisor

                                     By:    /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                By:   Tudor Investment Corporation,
                                      Sub-Investment Manager


                                     By:         /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel